PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 11, 1998)

                                  $330,000,000

                   MINNESOTA MINING AND MANUFACTURING COMPANY

                           6 3/8% DEBENTURES DUE 2028

                                -----------------

     The 6 3/8% Debentures due 2028 (the "Debentures") will mature on February 15, 2028. Interest on the Debentures will accrue from the date of original issuance and is payable semi-annually in arrears on February 15 and August 15, commencing August 15, 1998 with a final interest payment on February 15, 2028. The Debentures will be redeemable at the option of Minnesota Mining and Manufacturing Company ("3M") at any time at the redemption price as set forth herein, together with accrued interest to the redemption date. See "Description of Debentures-Redemption".

     The Debentures will be represented by a global security registered in the name of a nominee of The Depository Trust Company, as depositary. Beneficial interests in the Debentures will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its participants. Except as described herein, Debentures in definitive form will not be issued. So long as the Debentures are registered in the name of The Depository Trust Company or its nominee, the Debentures will trade in The Depository Trust Company's Same-Day Funds Settlement System and secondary market trading activity in the Debentures will, therefore, settle in immediately available funds. All payments of principal and interest on the global security will be made by 3M in immediately available funds. See "Description of Debentures -- Book-Entry System".

                                -----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                  PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=============================================================================
                            INITIAL PUBLIC     UNDERWRITING    PROCEEDS TO
                          OFFERING PRICE (1)   DISCOUNT (2)   COMPANY (1)(3)
-----------------------------------------------------------------------------
 Per Debenture .........           99.129%            .875%         98.254%
 Total .................     $327,125,700       $2,887,500    $324,238,200
=============================================================================
(1)  Plus accrued interest, if any, from February 18, 1998 to date of delivery.
(2) 3M has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3)  Before deducting expenses payable by 3M estimated at $150,000.

                                -----------------

     The Debentures are offered by the several Underwriters, subject to prior sale, when, as and if issued and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the Debentures will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about February 18, 1998 against payment therefor in immediately available funds.

                                -----------------

MERRILL LYNCH & CO.
                   GOLDMAN, SACHS & CO.
                                       J.P. MORGAN & CO.
                                                     MORGAN STANLEY DEAN WITTER

                                -----------------

          The date of this Prospectus Supplement is February 11, 1998.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


                                 USE OF PROCEEDS

     3M intends to use the net proceeds from the sale of the Debentures for general corporate purposes.


                                RECENT OPERATIONS

     For the year ended December 31, 1997, net sales of 3M were $15.1 billion, up from $14.2 billion for the year ended December 31, 1996. Net income for the year ended December 31, 1997 was $2.1 billion, or $5.14 ($5.06 diluted) per share ($1.6 billion, or $3.94 ($3.88 diluted) per share, excluding the one-time gain on the sale of 3M's outdoor advertising business), compared to $1.53 billion or $3.65 ($3.62 diluted) per share for the year ended December 31, 1996. Currency effects reduced basic per-share earnings by an estimated 27 cents in 1997.


                            DESCRIPTION OF DEBENTURES

GENERAL

     The following description of the particular terms of the Debentures offered hereby supplements the description of the general terms and provisions of the Debt Securities set forth in the Prospectus under "Description of Debt Securities", to which description reference is hereby made. The following brief summaries of certain provisions contained in the Indenture relating to the Debt Securities, dated as of June 1, 1989 (the "Indenture"), between 3M and Citibank, N.A., as Trustee (the "Trustee"), relating to the Debentures do not purport to be complete, use certain terms defined in the Indenture, and are qualified in their entirety by express reference to the provisions of the Indenture.

PRINCIPAL AMOUNT, INTEREST AND MATURITY

     The Debentures will be limited in aggregate principal amount to $330,000,000.

     The Debentures will mature on February 15, 2028, and will bear interest at the rate per annum shown on the cover page of this Prospectus Supplement from the date on which the Debentures are originally issued until the principal amount thereof becomes due and payable. Interest will be payable semi-annually, in arrears, on each February 15 and August 15, commencing August 15, 1998, with a final payment on February 15, 2028 (each, an "Interest Payment Date"). Interest (other than interest payable on redemption or maturity) will be payable to the persons in whose names the Debentures are registered at the close of business on the relevant regular Record Dates, which will be the February 1 or August 1 next preceding an Interest Payment Date (each, a "Record Date"). Interest payable on redemption or maturity will be payable to the person to whom the principal is paid. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

REDEMPTION

     The Debentures will be redeemable as a whole or in part, at the option of 3M at any time (a "Company Redemption Date"), at a redemption price equal to the greater of (i) 100% of the principal amount of the Debentures to be redeemed or
(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Company Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the Company Redemption Date.

     "Treasury Rate" means, with respect to any Company Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Company Redemption Date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining terms of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Debentures. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with 3M.

     "Comparable Treasury Price" means, with respect to any Company Redemption Date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such Company Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such Company Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Company Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such Company Redemption Date.

     "Reference Treasury Dealer" means Merrill Lynch, Pierce, Fenner & Smith Incorporated and any additional reference dealers appointed by 3M at the sole discretion of 3M, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), 3M will substitute therefor another Primary Treasury Dealer.

     Notice of any redemption by 3M will be mailed at least 30 days but not more than 60 days before any Company Redemption Date to each holder of Debentures to be redeemed.

     Unless 3M defaults in payment of the redemption price, on and after any Company Redemption Date interest will cease to accrue on the Debentures or portions thereof called for redemption.

BOOK-ENTRY SYSTEM

     The Debentures will be represented by a global security (the "Global Security"). The Global Security will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of a nominee of the Depositary. Except under circumstances described below, the Debentures will not be issuable in definitive form.

     Upon the issuance of the Global Security, the Depositary will credit on its book-entry registration and transfer system the accounts of persons designated by the Underwriters with the respective principal amounts of the Debentures represented by the Global Security. Ownership of beneficial interests in the Global Security will be limited to persons that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. Owners of a beneficial interest in the Global Security will be shown on, and the transfer of that beneficial interest will only be effected through, records maintained by the Depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Global Security.

     So long as the Depositary or its nominee is the registered owner of the Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Security will not be entitled to have Debentures represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debentures in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Principal and interest payments on Debentures represented by the Global Security registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security. None of 3M, the Trustee, any paying agent or the registrar for the Debentures will have any responsibility or liability for any aspect of the Depositary's records or any participant's records relating to, or payments made on account of, beneficial interests in the Global Security or for maintaining, supervising or reviewing any Depositary's records or any participant's records relating to such beneficial interests.

     3M expects that the Depositary for the Debentures or its nominee, upon receipt of any payment of principal or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary or its nominee. 3M also expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

     If the Depositary is at any time unwilling or unable to continue as Depositary or is no longer eligible to continue as Depositary, and a successor Depositary is not appointed by 3M within 90 days, the Company will issue Debentures in definitive form in exchange for the entire Global Security. In addition, 3M may at any time and in its sole discretion determine not to have the Debentures represented by the Global Security and, in such event, will issue Debentures in definitive form in exchange for the entire Global Security. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in definitive form of Debentures represented by the Global Security equal in principal amount to such beneficial interest and to have such Debentures registered in its name. Debentures so issued in definitive form will be issued as registered Debentures in denominations of $1,000 and integral multiples thereof, unless otherwise specified by 3M.

     The Depositary has advised 3M and the Underwriters as follows: the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Debentures will be made by the Underwriters in immediately available funds. All payments of principal and interest on the Global Security will be made by 3M in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Debentures will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Debentures will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debentures.

GOVERNING LAW

     The Indenture and the Debentures are governed by and construed and enforced in accordance with the internal laws of the State of New York.


                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, 3M has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of Debentures set forth opposite its name.

                                                          PRINCIPAL
          UNDERWRITER                                      AMOUNT
          -----------                                      ------

          Merrill Lynch, Pierce, Fenner & Smith
               Incorporated .........................   $ 82,500,000
          Goldman, Sachs & Co. ......................     82,500,000
          J.P. Morgan Securities Inc. ...............     82,500,000
          Morgan Stanley & Co. Incorporated .........     82,500,000
                                                        ------------
            Total ...................................   $330,000,000
                                                        ============

     In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Debentures offered hereby if any Debentures are purchased.

      The Underwriters propose initially to offer the Debentures to the public at the public offering price set forth on the cover page and to certain dealers at such price less a concession not in excess of 0.50% of the principal amount of Debentures. The Underwriters may allow, and such dealers may reallow, a discount not in excess of 0.25% of the principal amount of Debentures to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Debentures are a new issue of securities with no established trading market. 3M has been advised by the Underwriters that they intend to make a market in the Debentures but are not obligated to do so and may discontinue any market making at any time without notice. There can be no assurance of a secondary market for any Debenture.

     The Underwriting Agreement provides that 3M will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments which the Underwriters may be required to make in respect thereof.

     In the ordinary course of their respective businesses, certain of the Underwriters and their affiliates have engaged, and may in the future engage, in commercial and investment banking transactions with 3M.


                                 LEGAL OPINIONS

     The legality of the Debentures is being passed upon for 3M by Gregg M. Larson, Assistant General Counsel of 3M, and for the Underwriters by Faegre & Benson LLP, 2200 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota 55402. Mr. Larson is a full-time employee of 3M and owns shares of 3M's common stock directly and is a participant in various employee benefit plans. Mr. Larson also holds options to purchase shares of 3M's common stock.

PROSPECTUS


                   MINNESOTA MINING AND MANUFACTURING COMPANY

                                 DEBT SECURITIES

                               ------------------

     Minnesota Mining and Manufacturing Company ("3M") may from time to time offer Debt Securities consisting of debentures, notes and/or other unsecured evidences of indebtedness in one or more series at an aggregate price to public not to exceed U.S. $330,920,000 or its equivalent in any other currency or composite currency. The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale. The accompanying Prospectus Supplement sets forth with regard to the series of Debt Securities in respect of which this Prospectus is being delivered the title, aggregate principal amount, denominations (which may be in United States dollars, in any other currency or in a composite currency), maturity, rate, if any (which may be fixed or variable), and time of payment of any interest, any terms for redemption at the option of 3M or the holder, any terms for sinking fund payments, any listing on a securities exchange and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities.

     3M may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

                               ------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                  ADEQUACY OF THIS PROSPECTUS OR ANY PROSPECTUS
                 SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                The date of this Prospectus is February 11, 1998.

                              AVAILABLE INFORMATION

      3M is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Room 1300, 7 World Trade Center, New York, New York 10048; and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Copies of such material may also be obtained from the Commission's Web Site (http://www.sec.gov).

     Reports, proxy statements and other information concerning 3M can also be inspected at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York; the Midwest Stock Exchange, One Financial Place, 440 South LaSalle Street, Chicago, Illinois; and The Pacific Stock Exchange, 301 Pine Street, San Francisco, California.

     3M has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C., and copies thereof may be obtained from the Commission at prescribed rates.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 1-3285) pursuant to the Exchange Act are incorporated herein by reference:

     (a) 3M's Annual Report on Form 10-K for the year ended December 31, 1996 (which incorporates by reference certain portions of 3M's definitive Notice and Proxy Statement relating to the 1997 Annual Meeting of Stockholders);

     (b) 3M's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

     (c) all other documents filed by 3M pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities.

     3M will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Minnesota Mining and Manufacturing Company, 3M Center, St. Paul, Minnesota 55144, Attention: Secretary, telephone: (612) 733-1529.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein or in any accompanying Prospectus Supplement) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                                   THE COMPANY

      3M was incorporated in 1929 under the laws of the State of Delaware to continue operations, begun in 1902, of a Minnesota corporation of the same name. As used herein, the term "3M" includes Minnesota Mining and Manufacturing Company and subsidiaries. 3M's principal executive offices are located at 3M Center, St. Paul, Minnesota 55144 (telephone: (612) 733-1110).

     3M is an integrated enterprise characterized by substantial intercompany cooperation in research, manufacturing and marketing of products. 3M's business has developed from its research and technology in coating and bonding for coated abrasives, 3M's original product. Coating and bonding is the process of applying one material to another, such as abrasive granules to paper or cloth (coated abrasives), adhesives to a backing (pressure-sensitive tapes), ceramic coating to granular mineral (roofing granules), glass beads to plastic backing (reflective sheeting), and low-tack adhesives to paper (repositionable notes).

     3M has operations in the United States and 62 other countries. 3M's more than 75,000 employees participate in the invention, production and sale of a broad range of products. These range from POST-IT brand notes to medical products and fiber optic connectors. Management believes 3M's businesses substantially increase their effectiveness by sharing technological, manufacturing, marketing and other resources.


                                 USE OF PROCEEDS

     The net proceeds to be received by 3M from the issuance of the Debt Securities offered hereby will be used for general corporate purposes.


                       RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges for 3M for the nine months ended September 30, 1997 was 22.55 (includes a gain on the National Advertising Company sale of $803 million). The ratio of earnings to fixed charges for 3M for each of the years ended December 31, 1996, 1995 (includes a restructuring charge of $79 million), 1994, 1993 and 1992 was 16.59, 12.41, 13.96, 15.93 and 13.11,
respectively. In the computation of the ratio of earnings to fixed charges for 3M, earnings consist principally of income from continuing operations before income taxes and minority interest, plus fixed charges. Fixed charges consist principally of interest costs.


                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be issued under an Indenture, dated as of June 1, 1989 (the "Indenture"), between 3M and Citibank, N.A., as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated herein or therein by reference.

     The term "Securities", as used under this caption, refers to all Securities issued under the Indenture and includes the Debt Securities.

     The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements relating to such series.

GENERAL

     The Indenture will not limit the aggregate amount of Securities which may be issued thereunder, and Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by 3M for each series. The Securities will be unsecured obligations of 3M and will rank equally and ratably with other unsecured and unsubordinated indebtedness of 3M.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Debt Securities ("Offered Debt Securities") in respect of which this Prospectus is being delivered: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (4) the date or dates on which the Offered Debt Securities will mature; (5) the rate or rates at which the Offered Debt Securities will bear interest, if any, and the date or dates from which any such interest will accrue; (6) the Interest Payment Dates on which any such interest on the Offered Debt Securities will be payable and the Regular Record Date for any interest payable on any Offered Debt Securities on any Interest Payment Date; (7) any mandatory or optional sinking fund or analogous provisions; (8) the period or periods within which, and the price or prices at which, the Offered Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, and any terms and conditions relevant thereto; (9) the denominations in which any Offered Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) the currency or currencies, including European Currency Units or other composite currencies, of payment of principal of (and premium, if any) and interest on the Offered Debt Securities if other than U.S. dollars;
(11) any index used to determine the amount of payments of principal of (and premium, if any) and interest on the Offered Debt Securities; (12) whether the Offered Debt Securities will be issued in whole or in part in the form of one or more Global Securities; and (13) any other terms of the Offered Debt Securities not inconsistent with the provisions of the Indenture. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities.

     Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount from their principal amount. Special United States Federal income tax considerations applicable to Securities issued at an original issue discount, including Original Issue Discount Securities, and special United States Federal income tax considerations applicable to any Offered Debt Securities which are denominated in other than United States dollars will be described in the Prospectus Supplement relating to any such Securities.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, principal of and any premium and interest on the Offered Debt Securities will be payable, and the Offered Debt Securities will be exchangeable and transfers thereof will be registrable, at the corporate trust office of the Trustee in New York, New York; provided that, at the option of 3M, payment of any interest may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register. Unless otherwise indicated in the Prospectus Supplement relating thereto, payment of any interest due on any Offered Debt Security will be made to the Person in whose name such Offered Debt Security is registered at the close of business on the Regular Record Date for such interest. (Sections 301, 305, 307 and 1002)

     The Offered Debt Securities will be issued only in fully registered form without coupons and (unless otherwise indicated in the Prospectus Supplement relating thereto) in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of such Offered Debt Securities, but 3M may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 302 and
305)

     In the event of any redemption, 3M shall not be required to (i) issue, register the transfer of or exchange Securities of any series during a period beginning at the opening of business 15 days before any selection of Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or (ii) register the transfer of or exchange any Security, or portion thereof, called for redemption, except the unredeemed portion of any Security being redeemed in part. (Section 305)

RESTRICTIVE COVENANTS

     RESTRICTIONS ON SECURED DEBT. If 3M or any Domestic Subsidiary shall incur, assume or guarantee any Debt secured by a Mortgage on any Principal Domestic Manufacturing Property or on any shares of stock or Debt of any Domestic Subsidiary, 3M will secure, or cause such Domestic Subsidiary to secure, the Debt Securities then outstanding equally and ratably with (or prior to) such Debt, unless after giving effect thereto the aggregate amount of all such Debt so secured, together with all Attributable Debt of 3M and its Domestic Subsidiaries in respect of sale and leaseback transactions involving Principal Domestic Manufacturing Properties, would not exceed 5% of the Consolidated Net Tangible Assets. This restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured by (a) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Domestic Subsidiary, (b) Mortgages in favor of 3M or a Domestic Subsidiary, (c) Mortgages in favor of U.S. governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute, (d) Mortgages, on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), purchase money Mortgages and construction cost Mortgages, and
(e) any extension, renewal or refunding of any Mortgage referred to in the foregoing clauses (a) through (d), inclusive. (Section 1006) The Indenture will not restrict the incurring of unsecured debt by 3M or its subsidiaries.

     RESTRICTIONS ON SALES AND LEASEBACKS. Neither 3M nor any Domestic Subsidiary may enter into any sale and leaseback transaction (as defined in the Indenture) involving any Principal Domestic Manufacturing Property, the completion of construction and commencement of full operation of which has occurred more than 120 days prior thereto, unless (a) 3M or such Domestic Subsidiary could incur a lien on such property under the restrictions described above under "Restrictions on Secured Debt" in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Debt Securities then outstanding or (b) 3M, within 120 days, applies to the retirement of its Funded Debt an amount not less than the greater of (i) the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to such arrangement, or (ii) the fair value of the Principal Domestic Manufacturing Property so leased (subject to credits for certain voluntary retirements of Funded Debt). This restriction will not apply to any sale and leaseback transaction (a) between 3M and a Domestic Subsidiary or between Domestic Subsidiaries, or (b) involving the taking back of a lease for a period of less than three years. (Section 1007)

     CERTAIN DEFINITIONS. The term "Attributable Debt" means the total net amount of rent (discounted at 10% per annum compounded annually) required to be paid during the remaining term of any lease. (Section 101)

     The term "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof constituting Funded Debt by reason of being renewable or extendible), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of 3M and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles. (Section 101)

     The term "Domestic Subsidiary" means a subsidiary of 3M except a Subsidiary which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States or which is engaged primarily in financing the operations of 3M and its subsidiaries outside the United States. (Section 101)

     The term "Funded Debt" means all indebtedness for money borrowed having a maturity of, or by its terms extendible or renewable at the option of the borrower for, a period of more than 12 months after the date of determination of the amount thereof.

     The term "Principal Domestic Manufacturing Property" means any facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing or processing, located in the United States, owned or leased by 3M or a Subsidiary and having a gross book value (without deduction for any depreciation reserves) on the date as of which the determination is being made in excess of 1% of Consolidated Net Tangible Assets, other than any such facility or portion thereof (i) which is a facility financed by obligations issued by a State or local governmental unit pursuant to Section 142(a)(5), 142(a)(6), 142(a)(8) or 144(a) of the Internal Revenue Code of 1986,
or
any successor provision thereof, or (ii) which, in the opinion of the Board of Directors of 3M, is not of material importance to the total business conducted by 3M and its Subsidiaries as an entirety. (Section 101)

EVENTS OF DEFAULT

     Any one of the following events will constitute an Event of Default under the Indenture with respect to Securities of any series: (a) failure to pay any interest on any Security of that series when due, continued for 30 days; (b) failure to pay principal of (or premium, if any) on any Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Security of that series; (d) failure to perform any other covenant or warranty of 3M in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series of Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization involving 3M; and (f) any other Event of Default provided with respect to Securities of that series. (Section 501)

     If an Event of Default with respect to Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Securities of that series by notice as provided in the Indenture may declare the principal amount (or, if any of the Securities of that series are Original Issue Discount Securities, such portion of the principal amount of such Securities as may be specified in the terms thereof) of all Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

     The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 601, 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of that series. (Section 512)

     3M will be required to furnish to the Trustee annually a statement as to the performance by 3M of certain of its obligations under the Indenture and as to any default in such performance. (Section 1009)

MEETINGS, MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by 3M and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security, (b) reduce the principal amount of, or premium or interest on, any Security, (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (d) change any Place of Payment where, or the coin or currency in which, any Security or any premium or interest thereon is payable, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Security on or after the Stated Maturity or Redemption Date, (f) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, or (g) modify any of the provisions set forth in this paragraph except to increase any such percentage. (Section 902)

     The Holders of at least a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of the Holders of all the Securities of that series, waive, insofar as that series is concerned, compliance by 3M with certain restrictive provisions of the Indenture. (Section
1010) The Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series may, on behalf of all Holders of Securities of that series, waive any past default under the Indenture with respect to Securities of that series, except a default (a) in the payment of principal of (or premium, if any) or interest on any Security of such series or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     3M may consolidate with or merge into, or sell or convey all or substantially all of its assets to, any other corporation which is organized and validly existing under the laws of any domestic jurisdiction, provided that any successor corporation assumes 3M's obligations on the Securities and under the Indenture, that 3M or such successor corporation shall not, immediately after such transaction, be in default in the performance of such obligations, and that certain other conditions are met. (Section 801)

GOVERNING LAW

     The Indenture and the Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

REGARDING THE TRUSTEE

     The Trustee is not the trustee under any other indenture pursuant to which debt securities of 3M are outstanding. The Trustee also performs other services for 3M in the normal course of its business.


                              PLAN OF DISTRIBUTION

     3M may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters or agents may receive compensation from 3M or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from 3M and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Act. Any such underwriter or agent will be identified, and any such compensation received from 3M will be described, in the Prospectus Supplement.

     Under agreements which may be entered into by 3M, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by 3M against certain liabilities, including liabilities under the Act.

     If so indicated in the Prospectus Supplement, 3M will authorize underwriters or other persons acting as 3M's agents to solicit offers by certain institutions to purchase Debt Securities from 3M pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by 3M. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for 3M in the ordinary course of business.

                             VALIDITY OF SECURITIES

     The validity of the Debt Securities offered hereby will be passed on for 3M by Gregg M. Larson, Assistant General Counsel of 3M. Mr. Larson is a full-time employee of 3M and owns shares of common stock directly and is a participant in various employee benefit plans. Mr. Larson also holds options to purchase shares of 3M's common stock.


                                     EXPERTS

      The consolidated balance sheet as of December 31, 1996 and 1995, and the consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting.

      With respect to the unaudited interim financial information for the periods ended March 31, 1997 and 1996, June 30, 1997 and 1996, and September 30, 1997 and 1996, incorporated by reference in this Prospectus, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However their separate report included in 3M's quarterly reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

================================================================================

       NO DEALER, SALESPERSON, OR ANY PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY 3M OR BY ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                              ---------------------

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT


                                              PAGE
                                              ----
Use of Proceeds .............................  S-2
Recent Operations ...........................  S-2
Description of Debentures ...................  S-2
Underwriting ................................  S-5
Legal Opinions ..............................  S-5

                          PROSPECTUS

Available Information .......................    2
Incorporation of Certain Documents by
 Reference ..................................    2
The Company .................................    3
Use of Proceeds .............................    3
Ratio of Earnings to Fixed Charges ..........    3
Description of Debt Securities ..............    3
Plan of Distribution ........................    7
Validity of Securities ......................    8
Experts .....................................    8

================================================================================


                                  $330,000,000


                                MINNESOTA MINING

                                AND MANUFACTURING

                                     COMPANY


                           6 3/8% DEBENTURES DUE 2028




                         -------------------------------
                              PROSPECTUS SUPPLEMENT
                         -------------------------------



                               MERRILL LYNCH & CO.

                              GOLDMAN, SACHS & CO.

                                J.P. MORGAN & CO.

                           MORGAN STANLEY DEAN WITTER




                                FEBRUARY 11, 1998

================================================================================